Press Release Source: China Fire & Security Group, Inc.

China Fire & Security Group Announces Fourth Quarter and Full Year 2008 Financial Results

-- 4Q08 Revenue Increases 48.7% to $21.0 Million -- -- 4Q08 Net Income Increases 69.2% to $6.8 Million -- -- 4Q08 Diluted EPS Increases 72.9% to $0.24 -- -- FY08 Revenue Increases 47.8% to $69.1 Million -- -- FY08 Net Income Increases 47.0% to $24.7 Million -- -- FY08 Diluted EPS Increases 44.6% to $0.88 --

•	Wednesday March 11, 2009, 5:00 pm EDT

BEIJING, March 11 /PRNewswire-Asia-FirstCall/ -- China Fire & Security Group, Inc. (Nasdaq: CFSG - News; "China Fire" or "the Company"), a leading total solution provider of industrial fire protection systems in China, today announced its financial results for the fourth quarter and year ended December 31, 2008.

Fourth Quarter 2008 Results

For the fourth quarter of 2008, revenue increased 48.7% to $21.0 million compared to $14.1 million for the same period in 2007. The Company continued to benefit from its strong pipeline of new total solution projects, as well as, uninterrupted completion of milestones on large projects. Gross margin for the fourth quarter of 2008 was 54.0%, 110 basis points higher than the gross margin of 52.9% for the same period of 2007. The increase in gross margin was mainly due to the use of a higher percentage of the Company's proprietary products that tend to contribute higher margins and the higher selling price of some of the Company's proprietary products.

Operating income was $6.2 million, representing a 55.2% increase from the same period last year. Operating margins for the period expanded 120 basis points to 29.5% from 28.3% a year ago, primarily driven by the higher gross margin. Operating expenses were $5.2 million for the fourth quarter of 2008, or 24.8% of total revenue, compared to $3.5 million, or 24.7% of total revenue for the same period of 2007.

Net income was $6.8 million for the fourth quarter of 2008, an increase of $2.8 million, or 69.2%, as compared to $4.0 million for the same period of 2007. The increase was mainly driven by the strong revenue growth and higher gross margin. As a result, fully diluted EPS increased 72.9% to $0.24 in the fourth quarter of 2008, versus $0.14 in the fourth quarter of the prior year.

Mr. Brian Lin, Chief Executive Office of China Fire commented, "We are very pleased to report strong fourth quarter and full year financial results. Our record results in 2008 validate our organic growth strategy to increase market share in the rapidly growing Chinese industrial fire protection industry.

Despite general concerns of challenging times for the iron and steel industry, we are actually witnessing strong demand for our total solutions in this vertical, as some of our Tier-1 customers are receiving more government-subsidized funding, pickup in demand from the end of last year, and extra government support for consolidation. As China continues to invest in upgrading the country's infrastructure, we are seeing real spending initiated by the government in the iron and steel, nuclear, power, petrochemical, and transportation sectors. We believe that most of these infrastructure investments will directly benefit China Fire, as they all require fire protection products and services. As such, we continue to be excited with the growth prospects in our core iron and steel market, and we continue to command firm pricing for our total solutions. We also are excited with our success in winning sizeable contracts in the nuclear, power, petrochemical, and transportation verticals, as well as notable contract wins in the international market. We are delighted with our strong financial position, which includes a growing cash position, no debt, and healthy cash flows. We believe that we are in an excellent position to capture new revenue opportunities and benefit from strategic consolidation opportunities."

Full Year 2008 Results

Revenues for 2008 increased 47.8% to $69.1 million compared to $46.8 million for 2007. During 2008, the Company fulfilled 333 total solution and product sales contracts compared to 274 contracts in 2007, primarily due to the increase in revenues from system contracting projects and maintenance services. Gross margin for 2008 was 57.2%, 230 basis points higher than the gross margin of 54.9% in 2007, benefiting from a higher percentage of the Company's self-manufactured proprietary products sold, which contribute higher gross margins than outsourced products manufactured by the third party.

Operating income was $23.6 million for 2008, as compared to $14.9 million for 2007, an increase of $8.7 million or 58.3%, driven by the strong revenue growth and higher gross margin in 2008. Operating margins in 2008 expanded 230 basis points to 34.1% compared to 31.8% in 2007, even while total operating expenses increased to $15.9 million as compared to $10.8 million in 2007. The increase in operating expenses was mainly due to the increase in the Company's selling expense and R&D expenditure during the period.

GAAP net income was $24.7 million for 2008 as compared to $16.8 million for 2007, representing an increase of $7.9 million or 47.0%. Excluding a one-time non-cash gain of $1.2 million, or $0.05 per diluted share, for the change in fair value of derivative instrument in the full year 2007, non-GAAP net income in 2008 increased 58.4% from $15.6 million in 2007. GAAP fully diluted EPS increased 44.6% to $0.88 in 2008, compared to $0.61 in the prior year.

Liquidity and Capital Resources

As of December 31, 2008, the Company had working capital of $64.7 million and zero debt. Net cash provided by operating activities was $13.4 million in 2008, compared to $9.8 million in 2007. As a result, net cash increased $9.5 million to $26.7 million at the end of 2008, from $17.1 million at the end of 2007.

Financial Outlook for 2009

For the full year 2009, the Company anticipates revenue will grow between 28% to 38% to a range of $88 million to $95 million. Pre-tax income is expected to grow between 22% to 32% to a range of $30.2 million to $32.6 million. Assuming an effective tax rate of 13%, net income is estimated to grow between 7% to 15% to a range of $26.3 million to $28.4 million, or $0.93 to $1.00 per diluted share, based on 28.3 million shares. The Company's effective tax rate in 2008 was 0.2%.

"We remain confident about the business and the growth of the fire protection industry in China. Our strategy has been to focus on further expanding our brand, our market leadership, and our technical leadership in fire safety. To that extent, we have built our industry's leading brand, distribution, total solution offering, and manufacturing capabilities. We currently hold 76 patents with 37 patents pending. Our initiatives position us well for higher revenues, greater profits, and a stronger pipeline of expansion opportunities.

In the coming year, we will continue to implement our proven strategy, as demand in our core markets continues to grow, and our competitive advantages and leadership profile continue to expand. We will continue to focus on our core Tier-1 customers in China's iron and steel industry, expand into our targeted complementary verticals, invest in technology innovations, influence the development of new fire standards, and actively pursue domestic and international fire protection projects. As we pursue our future growth opportunities, we remain highly focused on optimizing our balance sheet and maximizing cash flows. We are encouraged with our opportunities in 2009 and look forward to expanding our market position in the year ahead," concluded Mr. Lin.

Conference Call

The Company will report its fourth quarter and full year 2008 earnings results on Thursday, March 12, 2009, at 8:00 a.m. U.S. Eastern Time (8:00 p.m. Beijing Time). Interested participants should call 1-800-860-2442 when calling within the United States, or 1-412-858-4600 when calling internationally. The pass code is "China Fire".

This call is being web cast by Multivu and can be accessed by clicking on this link http://www.visualwebcaster.com/event.asp?id=56531 ..

About China Fire & Security Group, Inc.

China Fire & Security Group, Inc. (Nasdaq: CFSG - News), through its wholly owned subsidiaries, Sureland Industrial Fire Safety Limited ("Sureland") and Tianjin Tianxiao Fire Safety Equipment ("Tianxiao"), is a leading total solution provider of industrial fire protection systems in China. Leveraging on its proprietary technologies, China Fire is engaged primarily in the design, manufacture, sales and maintenance services of a broad product portfolio including detectors, controllers, and fire extinguishers. Via its nationwide direct sales force, China Fire has built a solid client base including major companies in iron and steel, traditional power generation, petrochemical and nuclear power industries throughout China. China Fire has a seasoned management team with strong focus on standards and technologies. Currently, China Fire has 52 issued patents covering fire detection, system control and fire extinguishing technologies. Founded in 1995, China Fire is headquartered in Beijing with about 500 employees in more than 30 sales and project offices throughout China. For more information about the Company, please go to http://www.chinafiresecurity.com ..

Cautionary Statement Regarding Forward Looking Information

This presentation may contain forward-looking information about China Fire & Security Group, Inc. and its wholly owned subsidiary Sureland which are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, statements about industry trends and China Fire & Security Groups' future performance, operations and products. This and other "Risk Factors" are contained in China Fire & Security Groups' public filings with the SEC.

For more information, please contact:

China Fire & Security Group, Inc.
Shayla Suen, Investor Relations
Tel:   +86-10-8441-7400
Email: ir@chinafiresecurity.com

ICR, Inc.
In China:
Michael Tieu or Bill Zima
Tel:   +86-10-6599-7960 or +86-10-6599-7969
Email: michael.tieu@icrinc.com or william.zima@icrinc.com

In the U.S.:
Brian M. Prenoveau, CFA
Tel:   +1-203-682-8200
Email: brian.prenoveau@icrinc.com

CHINA FIRE & SECURITY GROUP, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS UNIPRO FINANCIAL SERVICES, INC.)
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE QUARTERS ENDED DECEMBER 31, 2008 AND 2007

Expressed in U.S. dollars
(Except for share and per share amounts)

	Three Months Ended
	December 31
	2008	2007
REVENUES
System contracting projects	$16,041,738	$11,311,091
Products	4,279,980	1,764,761
Maintenance services	663,784	1,034,368
Total revenues	20,985,502	14,110,220
COST OF REVENUES
System contracting projects	7,803,158	5,594,462
Products	1,382,206	623,769
Maintenance services	395,384	421,858
Total cost of revenues	9,580,748	6,640,089
GROSS PROFIT	11,404,754	7,470,131
OPERATING EXPENSE
Selling and marketing	1,842,289	848,404
General and administrative	2,659,008	2,270,760
Depreciation and amortization	266,490	147,818
Research and development	445,993	215,253
Total operating expense	5,213,780	3,482,235
INCOME FROM OPERATIONS	6,190,974	3,987,896
OTHER INCOME (EXPENSE)
Other income	428,182	3,657
Other expense	(38,557)	(7,115)
Interest income	242,473	57604
Change in fair value of derivative instruments	0	0
Total other income	632,098	54,146
INCOME BEFORE PROVISION FOR
INCOME TAXES	6,823,072	4,042,042
PROVISION FOR INCOME TAXES	(5,936)	5,081

NET INCOME	6,829,008	4,036,961

CHINA FIRE & SECURITY GROUP, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS UNIPRO FINANCIAL SERVICES, INC.)
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007
REVENUES

System contracting projects	$57,101,984	$34,581,376

Products	9,673,922	10,592,683

Maintenance services	2,303,213	1,579,778
Total revenues	69,079,119	46,753,837

COST OF REVENUES

System contracting projects	25,805,086	16,158,844

Products	2,558,844	4,329,067

Maintenance services	1,217,316	602,943
Total cost of revenues	29,581,246	21,090,854

GROSS PROFIT	39,497,873	25,662,983

OPERATING EXPENSE
Selling and marketing	6,434,887	3,907,067
General and administrative	6,680,992	5,661,356
Depreciation and amortization	712,269	535,751
Research and development	2,102,976	672,379

Total operating expense	15,931,124	10,776,553

INCOME FROM OPERATIONS	23,566,749	14,886,430

OTHER INCOME (EXPENSE)
Other income	929,919	581,192

Other expense	(127,620)	(14,932)

Interest income	382,227	148,236

Interest expense	--	--
Change in fair value of derivative instruments	--	1,205,791

Total other income (expense)	1,184,526	1,920,287

INCOME BEFORE PROVISION FOR INCOME TAXES	24,751,275	16,806,717

PROVISION FOR INCOME TAXES	47,423	5,081

NET INCOME	24,703,852	16,801,636

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	3,737,027	2,502,595

COMPREHENSIVE INCOME	$28,440,879	$19,304,231

BASIC EARNINGS PER SHARE

Weighted average number of shares	27,568,214	26,873,742

Earnings per share	$0.90	$0.63

DILUTED EARNINGS PER SHARE

Weighted average number of shares	28,210,620	27,721,171

Earnings per share	$0.88	$0.61

CHINA FIRE & SECURITY GROUP, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS UNIPRO FINANCIAL SERVICES, INC.)
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2008 AND 2007

ASSETS
	December 31,	December 31,
	2008	2007
CURRENT ASSETS:

Cash and cash equivalents	$26,655,333	$17,110,449
Restricted cash	5,377,933	3,829,927
Notes receivable	3,670,259	3,315,811
Accounts receivable, net of allowance for doubtful accounts of $4,370,362 and $2,483,359 as of December 31, 2008 and 2007, respectively	25,826,343	16,525,161
Receivables from related party	466,223	--
Other receivables	1,532,259	748,195
Inventories	6,538,938	4,048,283
Costs and estimated earnings in excess of billings	17,821,708	13,068,036
Employee advances	743,868	1,326,115
Prepayments and deferred expenses	2,816,976	2,218,391
Total current assets	91,449,840	62,190,368

PLANT AND EQUIPMENT, net	8,445,254	6,568,250

OTHER ASSETS:
Restricted cash - non current	1,872,828	--
Accounts receivable - retentions	1,107,450	193,029
Deferred expenses - non current	--	21,234
Advances on building and equipment purchases	249,859	366,317
Investment in joint ventures	1,167,238	1,156,294
Intangible assets, net of accumulated amortization	1,116,449	1,150,935
Total other assets	5,513,824	2,887,809

Total assets	$105,408,918	$71,646,427

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:

Accounts payable	$6,664,090	$6,327,182
Customer deposits	6,102,026	4,757,179
Billings in excess of costs and estimated earnings	4,237,528	4,882,217
Other payables	837,973	168,868
Accrued liabilities	6,785,409	4,214,530
Taxes payable	2,092,745	1,088,335
Total current liabilities	26,719,771	21,438,311

COMMITMENTS AND CONTINGENCIES	--	--

SHAREHOLDERS' EQUITY:
Common stock, $0.001 par value, 65,000,000 shares authorized, 27,586,593 shares and 27,556,893 issued and outstanding as of December 31, 2008 and 2007, respectively	27,586	27,556
Additional paid-in-capital	19,357,409	19,317,287
Statutory reserves	7,148,827	5,067,061
Retained earnings	44,850,181	22,228,095
Accumulated other comprehensive income	7,305,144	3,568,117
Total shareholders' equity	78,689,147	50,208,116

Total liabilities and shareholders' equity	$105,408,918	$71,646,427